Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2024 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s second quarter 2024 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our second quarter 2024 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the

Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon and thanks to those joining us today to discuss our second quarter 2024 results. Coming off a great first quarter, we are pleased to deliver an even stronger second quarter. The broad-based demand for our solutions that we experienced in the first quarter carried across second quarter, delivering, once again, our highest quarterly revenue and adjusted EBITDA in our company history. We delivered accelerated revenue growth, both year over year and sequentially, while maintaining strong profitability and cash flow, which enables us to continue to invest in our key strategic initiatives. We remain committed to maintaining this accelerated rate of growth and are confident in our ability to carry this momentum throughout the remainder of 2024 and beyond.

Our revenue for the quarter was up 30% to a record $19.1 million, producing a record adjusted gross profit of $15.6 million and record margin of 82%. Adjusted EBITDA was up 47% to a record $6.8 million, producing a record margin of 36%. Also records, adjusted net income increased 33% to $3.9 million, resulting in adjusted earnings of 28 cents per share.

Our revenue growth was healthy across verticals. Law enforcement, which is part of our Investigative vertical, continues to be a standout as local, state, and federal agencies grow to appreciate the competitive differentiation in our data accuracy, derived relationships and connections, and unparalleled search capability and functionality. Financial and Corporate Risk produced another strong quarter and our Collections vertical once again experienced double-digit percentage growth. We continue to execute upon a deep sales pipeline, and we are seeing solid progress within several of our early-stage industries, including Government, Background Screening support, and Marketing Services. Volumes throughout the quarter remained consistently strong as the economic environment is particularly favorable for our durable and balanced business model. A large cohort of the consumer population is doing very well as they have portfolios of equities, real estate, and investments delivering solid income, which is driving new account openings and purchases and increasing reliance on our solutions in the way of identity verification and KYC. A segment of consumers unfortunately continues to be negatively impacted by the effects of inflation and the runoff of government subsidies such that certain industries we serve, such as Collections, Legal, and Repossession, are driving increasing demand for our solutions.

We are very excited to deliver such a strong quarter and the strongest first half results in our history. Our strategic initiatives over the past eighteen months are driving the acceleration in our business and we are early in this multi-year plan. Our volumes are not only increasing, but they are increasing consistently across the board and driving healthy dollars to the bottom line. We are investing in the business to continue to widen the moat around our cloud-native technology platform, to develop differentiated solutions, and to enhance our marketing efforts which are increasing brand awareness, all of which continue to power our further penetration of existing and new verticals. We are very excited about the remainder of 2024 and beyond.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. The second quarter was a great quarter for red violet. We continue to experience increasing transaction volume throughout the customer base. Customer growth on the IDI side and user growth on the FOREWARN side remain strong. Revenue increased 30% to a record $19.1 million, producing a record $6.8 million in adjusted EBITDA, resulting in record adjusted EBITDA margin of 36% in the second quarter. As discussed for a few quarters now, we continue to see increasing opportunity within several new markets we have focused on, including public sector, background screening support, and marketing services. As a result of that increasing opportunity, we have leaned in with our go-to-market investments, adding ten new members to our sales and marketing team in the second quarter. We continue to experience strong pipeline growth and conversion in these key areas.

Turning now to our second quarter results, for clarity, all the comparisons I will discuss today will be against the second quarter of 2023, unless noted otherwise.

Total revenue was a record $19.1 million, a 30% increase over prior year. We produced a record $15.6 million in adjusted gross profit, resulting in a record adjusted gross margin of 82% in the second quarter, up 4-percentage points. Adjusted EBITDA for the quarter was a record $6.8 million, up 47% over prior year. Adjusted EBITDA margin was a record 36%, up 4-percentage points. Adjusted net income increased 33% to a record $3.9 million for the quarter, resulting in record adjusted earnings of 28 cents per diluted share.

Moving through the details of our P&L, as mentioned, revenue was $19.1 million for the second quarter. Included in the $19.1 million of total revenue was $1.0 million in one-time transactional revenue as a result of a large opportunity win from an existing customer. Excluding this one-time transactional revenue, revenue would have still increased a healthy 23% in the second quarter.

Within IDI, we saw strong growth across verticals. IDI’s billable customer base grew by 236 customers sequentially from the first quarter, ending the quarter at 8,477 customers. Our Investigative vertical led all verticals on a percentage basis with strong double-digit revenue growth. Led by Law Enforcement, this was the tenth consecutive quarter of sequential revenue growth for our Investigative vertical. We also saw strong double-digit revenue growth within our Financial and Corporate Risk vertical. Our Emerging Markets vertical saw strong double-digit growth across industries, including Retail, Repossession, Legal, and Government. After breaking into double-digit revenue growth for the first time in three years last quarter, our Collections vertical again broke into double-digit revenue growth in the second quarter. While remaining cautiously optimistic about the Collections vertical’s continued growth for the remainder of 2024, we are seeing increasing levels of transaction volume throughout our Collections customer base, something we have not seen since the end of 2019, which was pre-COVID. IDI’s Real Estate vertical, which does not include FOREWARN, was down approximately 10% for the quarter. This decrease is attributable to market dynamics of limited housing inventory, high mortgage rates, and elevated home prices.

As it relates to FOREWARN, we added 27,237 users during the second quarter. FOREWARN’s revenue growth remains stellar, with the second quarter of 2024 representing the seventeenth consecutive quarter of sequential revenue growth. Over 490 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 74% for the quarter, down 5-percentage points from prior year. This decrease was the result of the $1.0 million in one-time transactional revenue I discussed earlier. Our gross revenue retention percentage remained unchanged at 94%.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.3 million or 7% to $3.5 million. Adjusted gross profit increased 36% to $15.6 million, producing an adjusted gross margin of 82%, a 4-percentage point increase from prior year.

Sales and marketing expenses increased $1.3 million or 43% to $4.4 million for the quarter. The increase was due primarily to an increase in salaries and benefits from the additional headcount added to our sales and marketing team.

General and administrative expenses increased $0.7 million or 13% to $5.8 million for the quarter.

Depreciation and amortization increased $0.3 million or 16% to $2.4 million for the quarter.

Our net income for the quarter increased $1.2 million or 90% to $2.6 million, which produced earnings of 19 cents per diluted share.

Adjusted net income for the quarter increased $1.0 million or 33% to $3.9 million, which produced adjusted earnings of 28 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $30.9 million at June 30, 2024, compared to $32.0 million at December 31, 2023. Current assets were $40.4 million compared to $40.3 million and current liabilities were $3.7 million compared to $4.9 million.

We generated $5.7 million in cash from operating activities in the second quarter, compared to generating $3.5 million for the same period in 2023.

We generated $3.3 million in free cash flow in the second quarter, compared to generating $1.3 million in the same period 2023.

During the quarter, we purchased 15,804 shares of Company stock under our stock repurchase program at an average price of $18.61 per share. Year to date through June 30, we have purchased a total of 292,744 shares at an average price of $19.81 per share. We have $4.6 million remaining under our stock repurchase program.

In closing, the first half of 2024 has been great. The team is executing. As Derek mentioned earlier, we have had two consecutive quarters of accelerated revenue growth, both year over year and sequentially, while maintaining strong profitability and cash flow. We are excited to continue this trajectory in the back half of 2024 and beyond.

With that, our operator will now open the line for Q&A?

Operator (Operator Instructions)

Our first question comes from the line of Josh Nichols with B. Riley. Your line is open.

Josh Nichols

Thanks for taking my question. Pretty phenomenal to see the accelerated growth with record earnings behind it given that Q2 also tends to be a little bit slower, I think, seasonally.

I know the company has been targeting some larger customers moving up market. Clearly, you've been having a lot of success with the company's platform. I was just wondering if you could elaborate on what you've been doing targeting some of these larger $100,000+ accounts and traction that you've been making with governments and other public agencies as you move up market a little bit.

Derek Dubner

Sure. Thanks, Josh. It's Derek Dubner. Great to talk to you again.

As you probably know and as we've been talking about for the last several quarters, due to our great cash generation, we're able to continue to invest in this business along the way, along the lines of our strategic initiatives or our long-term strategic plan if you will. And in that plan, during these last 18 months, as you mentioned, it is the execution into larger enterprise, which includes not only private sector but public sector.

We have invested in key personnel along the way and sort of are refining our go-to-market strategies in several areas that are very exciting to us in the way of marketing services, background screening support and as I mentioned, government or public sector.

We made a key hire in the public sector with Jonathan McDonald, who has a long history of building relationships in the government sector. He has government clearance, and he has worked at some of the leading companies including TransUnion in building the public sector business out there, so we were very excited to welcome Jonathan McDonald.

We had already started creating our footprint in the public sector. And so Jonathan was an extraordinary add for us to lead the team and build out the team around him that he'd like to have in executing this plan.

We have made multiple hires around Jonathan and his team and have made significant progress in a very short period of time in advancing against the public sector.

We had already been investing in penetrating law enforcement and as you probably know from the last few quarters, have made significant inroads in law enforcement, attracting them to a very differentiated platform and suite of solutions including not only our online interface, which is differentiated but an app that they find to be phenomenal out on the road.

We will continue to invest in those areas and expand our go-to-market if you will.

We added 10 bodies, as Dan mentioned, in those areas, and we continue to invest in the platform's capabilities and continue to invest in the product roadmap, which is very deep, and we're very excited about further penetration into these markets.

Josh Nichols

Thank you so much for providing some color on that. Just given the phenomenal start to the first half, any comments you have about what you're seeing so far, expectations for the back half of '24?

Derek Dubner

What I would say there is nothing has changed. We see the momentum continuing. We're very excited about our positioning right now.

We are executing upon that pipeline as we keep mentioning, and that pipeline is accelerating for us. And we believe that we will continue to carry the momentum throughout the year and into '25, especially where, some of those newer areas we keep talking about, we have only slightly, slightly to minuscule penetration there.

So, we're extraordinarily excited about what we've accomplished year-to-date, which is records for us, and yet there's still little contribution in the big picture from those areas.

Josh Nichols

And then just because you mentioned it previously looking at the investigative unit, specifically law enforcement. It seems that's leading the charge, right, from the IDI side in terms of growth. Any context you could talk about? Is this more new customers? Are you expanding the base with the existing customers? And how big is that overall market opportunity relative to the size of that business today for continued growth potential?

Daniel MacLachlan

Yes. Thanks, Josh. And this is Dan. Thanks again for the question. Yes, look, I mean when we look back about 18 months or so ago, we verticalize that area and put specific sales resources within law enforcement.

We have felt the product was where it needed to be. We had a lot of differentiation in the way we presented the data and information as well as specific tools that can be utilized within law enforcement agencies. And over the 18 months, we have built our brand.

We've added more resources within the sales department, and we've added much more marketing resources to really go out and efficiently attack that market. And we've seen, as we've discussed now for a few quarters, great growth really from new customer adoption across the board.

We're only slightly penetrated into that overall market. There's just probably about 15,000 to 18,000 agencies throughout the country when you look at local, state, federal when you look at a law enforcement perspective, and we've only scratched the surface.

But we're making tremendous progress. And those are the type of customers that we love there. They're highly recurring. They're sticky. Once you get in and whether you unseat the competition or are able to get in there and augment the competition, that's an account that stays with you for a very long time, especially with our differentiation, our data accuracy and the enhanced capabilities we continue to deliver to law enforcement and other industries with search functionality.

Josh Nichols

Well, that’s great. I will jump back in the queue and let someone take a turn. Appreciate it.

Derek Dubner

Thanks.

Dan MacLachlan

Thanks.

Operator

I'm showing no further questions at this time. I would now like to turn it back to Derek Dubner for closing remarks.

Derek Dubner

Thank you. We are pleased to deliver another record quarter and the best first half of the year in our history. Our healthy cash generation continues to enable us to invest in our strategic initiatives, which are translating into accelerated growth. We are well positioned for the remainder of the year and beyond. Good afternoon.

Operator

This concludes this participation in today's conference. Thank you.g